EXHIBIT 99.1

Huttig Building Products, Inc. Announces Third Quarter 2019 Results

Third Quarter 2019 Highlights:

  Net sales of $215.7 million
  Gross margin increased to 20.7%
  Cash provided by continuing operations of $9.6 million
  Debt reduced nearly $15 million from prior year; total liquidity increased over $9 million

ST. LOUIS, Oct. 28, 2019 (GLOBE NEWSWIRE) -- Huttig Building Products, Inc. (“Huttig” or the “Company”) (NASDAQ: HBP), a leading domestic distributor of millwork, building materials and wood products, today reported financial results for the third quarter ended September 30, 2019.

“Our sales for the third quarter were slightly below last year’s pace as a result of our continued focus on higher margin, strategic product categories and our de-emphasis of more commoditized, lower margin categories,” said Jon Vrabely, Huttig’s President and Chief Executive Officer. “We believe the challenges of our enterprise resource planning system upgrade, which caused some temporary sales erosion in our second and third quarters, are now behind us. Our focus on growing higher margin fastener product sales contributed to our gross margin improvement in the quarter, while our capital and cost management efforts have allowed us to reduce debt by nearly $15 million and improve available liquidity by over $9 million as compared to the prior year period.”

	Three Months Ended September 30,
	2019		2018
Net sales	$215.7	100.0%	$222.0	100.0%
Gross margin	44.7	20.7%	44.6	20.1%
Operating expenses	41.4	19.2%	41.1	18.5%
Operating income	3.3	1.5%	3.5	1.6%
Income from continuing operations	1.6	0.7%	1.2	0.5%
Net income	1.6	0.7%	1.2	0.5%
Income from continuing operations per share - basic and diluted	$0.06		$0.05
Net income per share - basic and diluted	$0.06		$0.05

	Nine Months Ended September 30,
	2019		2018
Net sales	$631.6	100.0%	$643.4	100.0%
Gross margin	126.4	20.0%	128.3	19.9%
Operating expenses	122.0	19.3%	123.2	19.1%
Operating income	4.4	0.7%	5.1	0.8%
Income (loss) from continuing operations	(11.9)	-1.9%	0.9	0.1%
Net Income (loss)	(11.9)	-1.9%	0.9	0.1%
Income (loss) from continuing operations per share - basic and diluted	$(0.47)		$0.03
Net income (loss) per share - basic and diluted	$(0.47)		$0.03

Results of Operations

Three Months Ended September 30, 2019 Compared to Three Months Ended September 30, 2018

Net sales were $215.7 million in the third quarter of 2019, which was $6.3 million, or 2.8%, lower than the third quarter of 2018.  The decrease in net sales was primarily attributed to a modest softening in certain market segments we serve as well as a competitive pricing environment, particularly among commodity products.  During the third quarter of 2019, we continued to experience carryover effect of the temporary disruption which impacted sales subsequent to our major enterprise system upgrade during the second quarter.

Millwork product sales decreased 5.0% in the third quarter of 2019 to $99.6 million, compared to $104.8 million in the third quarter of 2018, building products sales increased 3.6% in the third quarter of 2019 to $100.4 million, compared to $96.9 million in the third quarter of 2018, and wood product sales decreased 22.7% in the third quarter of 2019 to $15.7 million, compared to $20.3 million in the third quarter of 2018.  Millwork was the product category most impacted by the temporary disruption from our system upgrade.  The proportionate increase in sales of building products was generally consistent with our strategic growth initiatives.  Wood product sales were negatively impacted by underlying market segment softening in certain parts of the country, a competitive market and by commodity pricing.

Gross margin was $44.7 million in the third quarter of 2019, compared to $44.6 million in the third quarter of 2018. As a percentage of sales, gross margin was 20.7% in the third quarter of 2019, compared to 20.1% in the third quarter of 2018.  Gross margin improvement was generally related to product mix as well as a concerted effort to focus on higher margin opportunities.

Operating expenses increased $0.3 million to $41.4 million in the third quarter of 2019, compared to $41.1 million in the third quarter of 2018.  Personnel costs decreased $0.3 million as lower compensation and contract labor costs were partially offset by higher medical expenses.  Non-personnel costs increased $0.6 million for the quarter primarily due to maintenance costs and depreciation, including software depreciation from our recent enterprise resource planning system upgrade.  Other decreases in non-personnel expenses were offset by higher rent from our operating facilities, including expansion efforts. As a percentage of sales, operating expenses were 19.2% in the third quarter of 2019 compared to 18.5% in 2018.

Net interest expense was $1.7 million in the third quarter of 2019 and $1.8 million in the third quarter of 2018 as the impact of lower average borrowing was offset by higher interest rates.

Income tax expense was zero for the quarter ended September 30, 2019, as compared to $0.5 million for the quarter ended September 30, 2018.

As a result of the foregoing factors, we reported income from continuing operations of $1.6 million for the quarter ended September 30, 2019, compared to income from continuing operations of $1.2 million for the quarter ended September 30, 2018.

Adjusted EBITDA was $5.3 million for the third quarter of 2019 compared to $5.5 million for the third quarter of 2018.  Adjusted EBITDA is a non-GAAP measurement.  See below reconciliation of Non-GAAP Financial Measures.

Nine Months Ended September 30, 2019 Compared to Nine Months Ended September 30, 2018

Net sales were $631.6 million in the first nine months of 2019, which was $11.8 million, or 1.8%, lower than the first nine months of 2018.  The decrease in net sales was primarily attributed to a modest softening in the markets we serve.  We also completed a major enterprise resource planning system upgrade in the second quarter of 2019 which caused some temporary disruption and impacted our sales.  The disruption impacted sales for portions of our second and third quarters.

Millwork product sales decreased 3.0% in the first nine months of 2019 to $294.3 million, compared to $303.5 million in the first nine months of 2018, building products sales increased 2.7% in the first nine months of 2019 to $289.7 million, compared to $281.9 million in the first nine months of 2018, and wood product sales decreased 17.9% in the first nine months of 2019 to $47.6 million, compared to $58.0 million in the first nine months of 2018.  Millwork was the product category most impacted by the temporary disruption from our system upgrade.  The proportionate increase in sales of building products was generally consistent with our strategic growth initiatives.  Wood product sales were negatively impacted by underlying market segment softening in certain parts of the country, a competitive market and by commodity pricing.

Gross margin was $126.4 million in the first nine months of 2019, compared to $128.3 million in the first nine months of 2018. As a percentage of sales, gross margin was 20.0% in the first nine months of 2019, compared to 19.9% in the first nine months of 2018.  The gross margin percentage reflects the favorable impact from our focus on higher margin sales opportunities, partially offset by the change in product mix consistent with the disproportionate increase in the building products category.

Operating expenses decreased $1.2 million to $122.0 million in the first nine months of 2019, compared to $123.2 million in the first nine months of 2018.  Personnel costs decreased $0.7 million as lower wages and variable compensation costs were offset by a significant increase in medical costs, which were $1.6 million higher than in 2018, driven by higher claims.  Non-personnel costs decreased $0.5 million in the first nine months of 2019 primarily due to non-recurring litigation and settlement costs of approximately $3.3 million in 2018, which were largely offset by increases in facility costs, including increases from expansion efforts, depreciation and amortization, including costs from our recent software upgrade, and higher maintenance costs.  As a percentage of sales, operating expenses were 19.3% in 2019 compared to 19.1% in 2018.  Adjusted for non-recurring litigation and settlement costs, our operating expenses were 18.6% in 2018.

Net interest expense was $5.2 million in the first nine months of 2019 compared to $4.6 million in the first nine months of 2018.  The increase was primarily due to higher average interest rates in the first nine months of 2019 compared to the first nine months of 2018.

Income tax expense was $11.1 million for the first nine months of 2019, as compared to an income tax benefit of $0.4 million for the first nine months of 2018. We recorded a tax charge of $11.8 million in 2019 related to an increase in our deferred tax asset valuation allowance.  The increase was required as realization of the net deferred asset no longer meets the more-likely-than-not criterion under US GAAP.  Most of the Company’s net deferred tax asset is comprised of federal tax loss carryforwards which will begin expiring in 2030.  The deferred tax valuation allowance is assessed each reporting period and the amount of net deferred tax assets considered realizable could be adjusted in future periods based on the Company’s financial performance.  The net operating loss carryforwards remain available to offset future taxable income.

As a result of the foregoing factors, we reported a loss from continuing operations of $11.9 million for the nine months ended September 30, 2019, compared to income from continuing operations of $0.9 million for the nine months ended September 30, 2018.

Adjusted EBITDA was $10.1 million for the nine months ended September 30, 2019 compared to $14.3 million for the nine months ended September 30, 2018.  Adjusted EBITDA is a non-GAAP measurement.  See below reconciliation of Non-GAAP Financial Measures.

Balance Sheet & Liquidity

Cash used in continuing operating activities was $10.2 million for the nine months ended September 30, 2019, compared to cash used of $56.4 million for the comparable period a year ago.  At September 30, 2019, the Company had $46.5 million of total liquidity including excess committed borrowing availability of $43.6 million and cash of $2.9 million.  Total liquidity was $37.3 million at September 30, 2018 including excess committed borrowing availability of $35.8 million and cash of $1.5 million.

Conference Call

Huttig Building Products, Inc. will host a conference call Tuesday, October 29, 2019 at 10:00 a.m. Central Time.  Participants can listen to the call live via webcast by going to the investor portion of Huttig’s website at www.huttig.com.  Participants can also access the live conference call via telephone at (866) 238-1641 or (213) 660-0927 (international). The conference ID for this call is 4775456.

About Huttig

Huttig, currently in its 135th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in-home improvement, remodeling and repair work. Huttig distributes its products through 27 distribution centers serving 41 states.  Huttig's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “believe,” “estimate,” “project” or similar expressions may identify forward-looking statements, although not all forward-looking statements contain such words.  Statements made in this press release looking forward in time, including, but not limited to, statements regarding our current views with respect to financial performance, future growth in the housing market, distribution channels, sales, favorable supplier relationships, inventory levels, the ability to meet customer needs, enhanced competitive posture, strategic initiatives, the impacts of technology, absence of material financial impact from litigation or contingencies, including environmental proceedings, are included pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995.

These statements present management’s expectations, beliefs, plans and objectives regarding our future business and financial performance. We cannot guarantee that any forward-looking statements will be realized or achieved.  These forward-looking statements are based on current projections, estimates, assumptions and judgments, and involve known and unknown risks and uncertainties. We disclaim any obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

There are a number of factors, some of which are beyond our control that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, the strength of construction, home improvement and remodeling markets and the recovery of the homebuilding industry to levels consistent with the historical annual average; the cyclical nature of our industry; the successful implementation of our growth initiatives; the effects of increased inventories to support our growth initiatives and the impact if levels become excessive; the uncertainties resulting from changes to United States and foreign laws, regulations and policies; the cost of environmental compliance, including actual expenses we may incur to resolve proceedings we are involved in arising out of the formerly owned facility in Montana; any limitations on our ability to utilize our deferred tax assets to reduce future taxable income and tax liabilities; our ability to comply with, and the restrictive effect of, the financial covenant applicable under our credit facility; the loss of a significant customer; deterioration of our customers’ creditworthiness or our inability to forecast such deteriorations; commodity prices; dumping duties; tariffs; risks associated with our private brands; termination of key supplier relationships; risks of international suppliers; competition with existing or new industry participants; goodwill impairment;  the seasonality of our operations; significant uninsured claims; federal and state transportation regulations; fuel cost increases; our failure to attract and retain key personnel; deterioration in our relationship with our unionized employees, including work stoppages or other disputes; funding requirements for multi-employer pension plans for our unionized employees; product liability claims and other legal proceedings; the integration of any business we acquire and the liabilities of such businesses; information technology system failure, network disruptions, cybersecurity attacks and breaches in data security; and those set forth under Part I, Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

Non-GAAP Financial Measures

Huttig supplements its reporting of net income with the non-GAAP measurement of Adjusted EBITDA. This supplemental information should not be considered in isolation or as a substitute for GAAP measures.

Huttig defines Adjusted EBITDA as net income adjusted for interest, income taxes, depreciation and amortization and other items as listed in the table below.

Huttig presents Adjusted EBITDA because it is a primary measure used by management, and by similar companies in the industry, to evaluate operating performance and Huttig believes it enhances investors’ overall understanding of the financial performance of our business.  Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance.  Huttig compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors affecting the business.  Because not all companies use identical calculations, Huttig’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA

The following table presents a reconciliation of net income, the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income (loss)	$1.6	$1.2	$(11.9)	$0.9
Interest expense, net	1.7	1.8	5.2	4.6
Benefit from income taxes	-0	0.5	11.1	(0.4)
Depreciation and amortization	1.5	1.4	4.1	4.0
Stock compensation expense	0.5	0.6	1.6	1.8
Other expenses (1)	-	-	-	3.4
Adjusted EBITDA	$5.3	$5.5	$10.1	$14.3

1 Primarily expenses associated with litigation and settlement of litigation.

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions, except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net sales	$215.7	$222.0	$631.6	$643.4
Cost of sales	171.0	177.4	505.2	515.1
Gross margin	44.7	44.6	126.4	128.3
Operating expenses	41.4	41.1	122.0	123.2
Operating income	3.3	3.5	4.4	5.1
Interest expense, net	1.7	1.8	5.2	4.6
Income (loss) from operations before income taxes	1.6	1.7	(0.8)	0.5
Income tax expense (benefit)	—	0.5	11.1	(0.4)
Income (loss) from continuing operations	1.6	1.2	(11.9)	0.9
Income (loss) from discontinued operations, net of taxes	—	—	—	—
Net income (loss)	$1.6	$1.2	$(11.9)	$0.9

Earnings per share:
Income (loss) from continuing operations per share- basic	$0.06	$0.05	$(0.47)	$0.04
Income (loss) from discontinued operations per share- basic	—	—	—	—
Net income (loss) per share- basic	$0.06	$0.05	$(0.47)	$0.04

Income (loss) from continuing operations per share- diluted	$0.06	$0.05	$(0.47)	$0.04
Income (loss) from discontinued operations per share- diluted	—	—	—	—
Net income (loss) per share- diluted	$0.06	$0.05	$(0.47)	$0.04

Weighted average shares outstanding:
Basic shares outstanding	25.5	25.1	25.4	25.1
Diluted shares outstanding	25.6	25.1	25.4	25.1

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	September 30,	December 31,	September 30,
	2019	2018	2018
ASSETS
CURRENT ASSETS:
Cash and equivalents	$2.9	$0.8	$1.5
Trade accounts receivable, net	88.5	69.0	96.3
Inventories, net	142.7	134.0	153.7
Other current assets	13.1	14.7	13.1
Total current assets	247.2	218.5	264.6

PROPERTY, PLANT AND EQUIPMENT:
Land	5.0	5.0	5.0
Buildings and improvements	32.5	32.3	32.4
Machinery and equipment	57.3	56.0	54.6
Gross property, plant and equipment	94.8	93.3	92.0
Less accumulated depreciation	63.2	60.0	59.1
Property, plant and equipment, net	31.6	33.3	32.9

OTHER ASSETS:
Operating lease right-of-use assets	39.5	—	—
Goodwill	9.5	9.5	9.5
Deferred income taxes	0.1	11.1	10.1
Other	5.2	5.6	6.1
Total other assets	54.3	26.2	25.7
TOTAL ASSETS	$333.1	$278.0	$323.2

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions, except Share Data)

	September 30,	December 31,	September 30,
	2019	2018	2018
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$1.7	$1.8	$1.5
Current maturities of operating lease right-of-use liabilities	9.6	—	—
Trade accounts payable	68.4	51.5	64.7
Accrued compensation	2.7	5.0	3.2
Other accrued liabilities	14.4	18.0	16.1
Total current liabilities	96.8	76.3	85.5
NON-CURRENT LIABILITIES:
Long-term debt, less current maturities	151.8	137.1	166.8
Operating lease right-of-use liabilities, less current maturities	30.5	—	—
Other non-current liabilities	2.4	2.6	2.2
Total non-current liabilities	184.7	139.7	169.0

SHAREHOLDERS’ EQUITY:
Preferred shares: $.01 par (5,000,000 shares authorized)	—	—	—
Common shares: $.01 par (75,000,000 shares authorized: 26,538,181; 25,993,441; and 26,040,012 shares issued at September 30, 2019, December 31, 2018 and September 30, 2018, respectively)	0.3	0.3	0.3
Additional paid-in capital	47.5	46.0	45.4
Retained earnings	3.8	15.7	23.0
Total shareholders’ equity	51.6	62.0	68.7

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$333.1	$278.0	$323.2

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Cash Flows From Operating Activities:
Net income (loss)	$1.6	$1.2	$(11.9)	$0.9
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1.5	1.4	4.1	4.0
Non-cash interest expense	0.1	0.1	0.2	0.2
Stock-based compensation	0.5	0.6	1.6	1.8
Deferred income taxes	—	0.5	11.0	(0.4)
Changes in operating assets and liabilities:
Trade accounts receivable	8.2	22.3	(19.5)	(29.5)
Inventories, net	(1.0)	(6.3)	(8.7)	(41.8)
Trade accounts payable	(1.2)	(3.7)	16.9	13.7
Other	(0.1)	(3.0)	(3.9)	(5.3)
Cash provided by (used in) continuing operating activities	9.6	13.1	(10.2)	(56.4)
Cash used in discontinued operating activities	(0.1)	(0.1)	(0.3)	(0.7)
Total cash provided by (used in) operating activities	9.5	13.0	(10.5)	(57.1)
Cash Flows From Investing Activities:
Capital expenditures	(0.4)	(2.9)	(1.2)	(6.8)
Proceeds from Disposition of Assets	—	0.9	—	0.9
Total cash used in investing activities	(0.4)	(2.0)	(1.2)	(5.9)
Cash Flows From Financing Activities:
Borrowings (repayments) of debt, net	(7.3)	(11.1)	13.9	64.6
Repurchase of shares to satisfy employee tax withholdings	—	—	(0.1)	(0.4)
Total cash provided by (used in) financing activities	(7.3)	(11.1)	13.8	64.2
Net increase (decrease) in cash and equivalents	1.8	(0.1)	2.1	1.2
Cash and equivalents, beginning of period	1.1	1.6	0.8	0.3
Cash and equivalents, end of period	$2.9	$1.5	$2.9	$1.5

For more information, contact:

investor@huttig.com